EXHIBIT 10(cl)
National Western Life Insurance Company
2010 INTERNATIONAL MARKETING OFFICER BONUS PROGRAM

This 2010 International Marketing Officer Bonus Program (the “Program”) is designed to reward eligible International Marketing officers of National Western Life Insurance Company (the “Company”) for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria.  The Program is adopted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) on December 16, 2009.

An International Marketing officer of the Company who is designated by the Committee as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder.

The Program incorporates three measurable performance factors:  (1) Company sales, which are defined as net placed annualized target premium for International Life business and as total placed premium for International Annuity business, (2) persistency, and (3) Company expense management.  The bonus percentages included in the tables below pertain to Participants who are International Marketing officers at the Vice President level and higher.  The bonus percentages for Assistant Vice Presidents are determined using one-half of the bonus percentages shown for Vice Presidents and above.

Each of the three performance factors will have an assigned target level for purposes of the Program.  Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below) is 75% for sales performance, 15% for persistency performance, and 10% for expense management performance, for an overall par bonus percentage of 100%.  Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.  For purposes of the Program, the Base Salary of each Participant is his annual base salary for 2010 (prorated for Participants who are not employed by the Company for the entire 2010 performance period from January 1, 2010 through December 31, 2010) as certified by the Committee in its sole discretion.

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December 16, 2009

Company Sales Component (75%):

The sales component of the Program is based upon an International Life sales target of $30,450,000 net placed annualized target premium.  The Company’s New Business Market Summary Report (NWAR60 Report No. 5A (Premium)) will be the source of sales results for purposes of this Program.  The bonus percentage corresponding with the International Life sales production levels achieved in 2010 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Life Placed Target Premium	Bonus
%*
$26,950,000	25.0%
$27,650,000	35.0%
$28,350,000	45.0%
$29,050,000	55.0%
$29,750,000	65.0%
$30,450,000	75.0%
$31,150,000	85.0%
$31,850,000	95.0%
$32,550,000	100.0%
Increment for every additional
$700,000 thereafter	5.0%

*  Reduce by one-half for Participants who are Assistant Vice Presidents.

The level shaded in gray represents the Company’s sales goal for purposes of the Program and represents the par performance level.  If the actual results attain this level, the Participant would be eligible to receive a bonus of 75% of Base Salary.  If International Life net placed annualized target premium is below the lowest target amount, no bonus percentage will be earned.  The bonus percentage shown for each specified amount of net placed annualized target premium applies if actual performance is equal to or greater than the amount shown and is less than the amount shown for the next level.  Bonus percentages associated with International Life sales are not capped but increase by 5.0% with every additional $700,000 of net placed annualized target premium.

Company Sales Example:

Assuming a Participant Base Salary of $100,000 and 2010 production of $30,000,000 of International Life placed target premium, the Participant’s 2010 sales bonus component under the Program would be $65,000 ($100,000 x 65%).

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December 16, 2009

Persistency Component (15%):

The 24th month ratio of actual persistency to expected (i.e., pricing) persistency for 2010 as reported in the Company’s Duration Score Listing query will serve as the measure for the persistency component of the Program.  For purposes of the persistency measurement, the parameters include all international writing agents (active and terminated) and all International Life business (universal life and traditional).

Based upon these persistency performance factors, the bonus percentage corresponding with the International Life persistency levels achieved in 2010 will be applied to each Participant’s Base Salary in accordance with the following grid:

Life Business	Bonus
Persistency	%*
Less than 88%	0%
88%	3%
91%	6%
94%	9%
97%	12%
100%	15%
101%	18%
102%	21%
103%	24%
104%	27%
105% or greater	30%

*  Reduce by one-half for Participants who are Assistant Vice Presidents.

The level shaded in gray represents the Company’s International Life persistency goal for purposes of the Program and represents the par performance level.  If the actual results attain this level, the Participant would be eligible to receive a bonus of 15% of Base Salary.  If persistency is below the lowest target amount, no bonus percentage will be earned.  The bonus percentage shown for each specified level of persistency applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

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December 16, 2009

Persistency Example:

Assuming a Participant Base Salary of $100,000 and 2010 persistency of 92.1% for International Life business, the Participant’s 2010 persistency bonus component under the Program would be $6,000 ($100,000 x 6%).

Company Expense Component (10%):

The expense component of the Program is based upon the ratio of actual Company expenses to International Life target premium sales for 2010.  Actual expenses include all cost center expenses as reported in the monthly cost center reports comparing actual expenses to budgeted expenses with the exception of bonuses paid and sales conference expenses.

Based upon the actual expense to sales ratio achieved, the corresponding bonus percentage based upon the following chart will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Ratio of Expense/	Bonus
Target Premium	%*
Less than 5.20%	22.5%
5.20% to 5.30%	20.0%
5.30% to 5.40%	17.5%
5.40% to 5.50%	15.0%
5.50% to 5.60%	12.5%
5.60% to 5.70%	10.0%
5.70% to 5.80%	7.5%
5.80% to 5.90%	5.0%
5.90% to 6.00%	2.5%
More than 6.00%	0.0%

* Reduce by one-half for Participants who are Assistant Vice Presidents.

If the actual expense to sales ratio exceeds the highest level shown (6.00%), no bonus percentage will be earned.  The bonus percentage shown for each specified expense to sales ratio applies if the actual expense to sales ratio is equal to or less than the amount shown and, except for the last level, is greater than the amount shown for the next level.

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December 16, 2009

Company Expense Example:

Assuming actual expenses of $1.3 million and International Life target premium sales of $30.0 million, the calculated expense to sales ratio would be 4.33%.  The Participant’s 2010 expense management bonus component under the Program, assuming a $100,000 Base Salary, would be $22,500 ($100,000 x 22.5%).

Aggregate Example:

From the above examples, a Participant with a $100,000 Base Salary would receive a 2010 bonus under the Program of 93.5% or $93,500 ($65,000 sales plus $6,000 persistency plus $22,500 expense management) reflecting expense management better than “par” and sales and persistency below “par”.  See “Administration” for further guidelines when the bonus percentage exceeds 100%.

Administration:

Determination of Bonuses.  On a quarterly basis the Committee or the President of the Company (the “President”) shall determine the extent to which the measurable performance factors have been achieved and the bonus percentage for the Participants for 2010.  The Committee or the President, as applicable, shall certify such determination in writing.  The bonus for each Participant shall be determined by applying the total certified bonus percentage to the Participant’s Base Salary in accordance with the calculation methodology described below.  Notwithstanding any contrary provision of the Program, the Committee or the President, in its or his sole discretion, may eliminate or reduce the bonus payable to any Participant below that which otherwise would be payable under the Program formula.

Bonus amounts under the Program will be calculated quarterly on a cumulative basis using actual year-to-date results compared to prorated performance factors, prorated Base Salary for the calculation period, and a reduction for the amount of prior quarterly bonus payments.  The overall bonus advance percentage will be capped at 100% of prorated Base Salary for the calculation period.  In the event that actual year-to-date results at the end of a quarter are less than the aggregate prior bonus payments to date, no additional bonus will be paid for that quarter.  However, bonus amounts paid year-to-date will not be recouped from Participants in the event of a suspension of quarterly payments except at the end of the Program year if unearned.  The Company may recoup any excess bonus payments from any other bonus payments (including bonus pool payments) payable hereunder after the end of the Program year, from bonuses under any successor bonus plan or program, or from any other wages or compensation payable to a Participant.  A Participant must consent to such recoupment as a condition for participation in the Program.

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Timing and Form of Payment.  After the bonus amount for a quarter is certified by the Committee or the President, as applicable, the bonuses shall be paid in cash in a single lump sum within 45 days after the last day of the quarter, provided that the payment (if any) for the fourth quarter shall occur on or after January 1, 2011 and on or before March 15, 2011.  Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2011).  The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

Bonus Pool.  If at the end of the Program year the aggregate bonus percentage exceeds 100%, the incremental percentage above 100% will be applied to the Base Salaries of all Participants to determine a dollar amount to be put into a “pool”.  The pool amount will be allocated to Participants based upon the recommendation of the Senior Vice President – International Marketing and as approved by the Committee or the President.  The recommendation of the pool allocation by the Senior Vice President – International Marketing must be submitted to the Committee and the President by January 31, 2011.  Subject to forfeiture as described below, the pool allocations will be paid out quarterly (25% each quarter) to the designated Participants in the following calendar year (i.e., 2011) with the regular pay period that occurs on or immediately preceding the last day of the quarter.  Participants must be currently employed by the Company to receive pool payments.  In other words, unpaid pool bonuses will be forfeited by Participants upon termination of employment with the Company.  Amounts forfeited by terminated Participants will remain the property of the Company and will not be redistributed among the remaining Participants.  Bonus pool payments are intended to qualify as short-term deferrals under section 409A of the Code.  The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

Effect of Termination.

•
If a Participant terminates employment with the Company for any reason after the end of the 2010 performance period but prior to the date the bonus for such period is paid, the Participant shall be entitled to payment of the bonus determined by the Committee or the President, subject to reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above based on the circumstances surrounding such termination of employment; provided that unpaid bonus pool payments, if any, shall be forfeited in any event as described above.

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December 16, 2009

•
If a Participant terminates employment with the Company prior to the end of the applicable 2010 Performance Period for any reason other than termination for cause by the Company (as determined by the Committee or the President in its or his discretion), the Committee or the President, as applicable, shall reduce the Participant’s bonus proportionately based on the date of termination (and subject to further reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above based on the circumstances surrounding such termination of employment); provided that unpaid bonus pool payments, if any, shall be forfeited in any event as described above.

•	If a Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.

•	If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s estate.

Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company.  The rights of each Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company.  The Program shall be unfunded.  The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience.  The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

Committee Administration.  The Program shall be administered by the Committee and, to the extent specified herein, the President.  The Committee and, to the extent specified herein, the President shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program.  Any determination, decision, or action of the Committee or the President in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.  The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument.

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Miscellaneous.  The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.  A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.  Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.  Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.  Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.  The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.  This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.  The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.  This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

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